EXHIBIT 99.1
TRANSCRIPT - TREDEGAR CORPORATION INVESTOR WEBCAST (AUGUST 8, 2014)

Operator: Greetings, and welcome to the Tredegar Corporation 2014 Mid-Year Financial Results Review.
At this time all participants are in a listen only mode. If you have not already done so, we suggest you close the other programs on your computer during the presentation.
A brief question and answer session will follow the formal presentation. If anyone should require operator or technical assistance during the conference, you may press star zero on your telephone keypad at any time.
It is now my pleasure to introduce Neill Bellamy with Tredegar Corporation. Thank you. You may begin.
Ms. Neill Bellamy: Thank you, Danielle, and welcome to the Tredegar Mid-Year 2014 Financial Results Review.
Our earnings for the second quarter and first six months of 2014 were released after the close of the market yesterday. And you'll find our press release, as well as supplemental material, including non-GAAP reconciliations on our website under the investor's section at www.Tredegar.com.
As a reminder, some of the statements made here about the future performance of the company constitute forward-looking statements within the meaning of federal

08/08/14 - 8:30 a.m. ET - 1

securities loss. Please note the cautionary language about our forward-looking statements that is contained in our press release.
That same language applies to this call. Please note that our comments today regarding financial results exclude all non-operating or special items and reconciliations related to any non-GAAP financial measures discussed today may be found in the slides accompanying this presentation and our supplemental materials on our website. With that, I'll turn it over to Nancy Taylor.
Ms. Nancy Taylor: Good morning. I'm Nancy Taylor, Tredegar's Chief Executive Officer. With me today is Kevin O'Leary, Tredegar's Chief Financial Officer. Thank you for joining us today.
Our efforts to increase our shareholder communications have been very well received. So, in response to that feedback, we've added this mid-year review of our financial results. Today, we will discuss second quarter results and give you an update on our expectations for our 2014 performance targets that we last communicated at our May shareholder's meeting. In our previous discussions this year, we've described 2014 as a building year.
As part of our strategy, we have undertaken a number of capacity and capability expansion projects for each of our businesses, with many of these expansion projects coming online in 2014 and continuing to ramp up during 2015. These investments lay the foundation for future organic growth. We know that as we pursue growth and new and emerging markets, there will be ups and downs before the growth opportunities fully evolve.

08/08/14 - 8:30 a.m. ET - 2

As we will discuss further in a few minutes, we are managing through some downs and remain confident that we are building a stronger Tredegar. During today's call, I will hit the year-to-date highlights, Kevin will take you through a second quarter review, and then I will update you on our outlook relative to our 2014 performance targets.

Bonnell has been having a great year. For the first six months, Bonnell’s volume is up four percent, and operating profit on ongoing operation is up over 43 percent in comparison to last year. Along with incremental volume, resulting from the ramp up of the new automotive press, we captured volume growth from our other non-construction end markets while experiencing limited growth in nonresidential building and construction. In the second quarter, it was low single digit growth in nonresidential building and construction, which was an improvement over zero growth in this segment for the first quarter.
And for our meaningful profit improvement, in addition to higher volume and a favorable product mix, the team at Bonnell has been adept at managing costs and driving production efficiency. Ramp up of the new automotive press is proceeding well. We are quite satisfied with the performance of the press.
Additionally, we have customer commitments for over half of the press's capacity, and we are pleased at how new opportunities are tracking against our ramp-up plan. Now, let's talk about Films. For the first six months, volume is down 10 percent and operating profit from ongoing operations is down 11 percent in comparison to last year.

08/08/14 - 8:30 a.m. ET - 3

While we've made some good progress on many of our initiatives for new products and to grow with key customers, we have encountered some of the downs that I referred to earlier. Inventory corrections have impacted our surface protection film volumes. In addition, we have encouraged some minor market share loss for our lower tier surface protection films, due to competitive pricing.
Inventory corrections are not unusual in the display market. Unfortunately, it can be difficult to predict when they may occur. We continue to have strong customer relationships with key players in the industry, and our surface protection films are well positioned for continued growth.
We continue to battle market and operational challenges for our flexible packaging films in Brazil. As we previously described, the market challenge is a down cycle for this industry that has been deeper than we anticipated. This has not affected our longer-term view that this market offers attractive growth prospects.
We still have not resolved the operational issues in our Cabo, Brazil facility and we are not happy about that. The issues will be resolved by the end of the year. Earlier this year, we put in place new leadership with a strong track record in manufacturing in Brazil, who after being immersed in the operations for the last few months have rendered a comprehensive assessment of the issues.
We have brought in outside experts to work hand in hand with our local leadership to execute upon a detailed action plan to attack the issues and deliver sustained improvement. There is laser focus on this. And I want to repeat, the issues will be resolved by the end of the year.

08/08/14 - 8:30 a.m. ET - 4

A real bright spot for Films has been our new product launches that are gaining traction in the personal care and surface protection markets. As an example, we are seeing very strong customer interest in our new surface protection product PEARL. This product is gaining a lot of attention in the market, due to its superior quality and suitability for use in highly demanding display applications.
Pearl is rapidly becoming a meaningful contributor for Films. We talked about the importance of our emerging market strategy for personal care, and are pleased with customer response to our new elastic products developed for baby diaper applications in Latin America and Asia. And we have had some initial success with our elastics for baby diapers in Africa. We are also seeing strong support in North America for our new elastic products that we have developed for baby diaper and adult incontinence applications.
Now I'll turn it over to Kevin for more detail on the financial results in the second quarter.

Mr. Kevin O’Leary: Thank you, Nancy.
Now turning to results for Tredegar Corporation for the second quarter of 2014, diluted earnings per share from continuing operations were 11 cents per share.
This includes the pre-tax charge of $10 million associated with a one-time lump sum license payment to 3M that settled all pending litigation with 3M for certain elastic film products. We're pleased to have this matter behind us. Details of all special items, which include the impact of non-operating investments, active impairments, and restructuring charges are available on our website, along with additional information on discontinued operations in the prior year.

08/08/14 - 8:30 a.m. ET - 5

Excluding special items, net income from ongoing operations of $11.1 million was up 14 percent from prior year. The earnings per share from ongoing operations of 34 cents was four cents favorable to 2013. There are a few key items I'd like to highlight for the quarter.
The combined operating profit from the ongoing operations of our business segments, Film Products and Bonnell, with $23 million, which was consistent with prior year. I'll cover results by business segment in a moment. Corporate expenses were $2.1 million lower in the second quarter, compared to prior year, driven primarily by lower, non-cash pension expenses of $1.6 million. As I've mentioned in the past, lower pension expense is a result of an increase in our discount rate of December, 2013, and our decision to fully freeze our defined benefit plan. The effective tax rate on income from ongoing operations with 35 percent compared to 34 percent in the second quarter of 2013.
For the full year, we expect the effective tax rate from ongoing operations to remain in the 35 percent range, consistent with our projection from the May shareholder meeting. The higher rate for the full year of 2014, compared to the effective tax rate of 31 percent in 2013 is driven by geographical income mix and the timing of recognition of the US R&D tax credit.
Turning to our business segments, let's begin with Film Products. I'd like to bring your attention to adjusted EBITDA. At $23.2 million, EBITDA was down $5 million for the quarter, compared to the prior year, with EBITDA margin of 15.9 percent essentially on our total year target of 16 percent.

08/08/14 - 8:30 a.m. ET - 6

Some key performance drivers for the quarter -- as we discussed, the ramp down of certain North American baby care elastic laminate volume occurred in the quarter, and this had a 2.2 million dollar impact on profit for the second quarter. The sales of this product were substantially complete as of the end of the second quarter. And in surface protection, the inventory correction with a key customer continued into the second quarter.
And while we had strong operational performance in surface protection and personal care materials, as Nancy mentioned, market and operational challenges continue to impact performance at our flexible packaging operation in Brazil. Looking ahead, the surface protection inventory correction will continue into the second half of 2014, as the adjustment is balanced across the year. And the ramp up of the new flexible packaging line in Brazil is now expected to begin in the fourth quarter of 2014.
Turning to Bonnell, as Nancy mentioned, we had a very strong quarter in this business, and that followed a strong first quarter. Adjusted EBITDA at $10.7 million was over 60 percent higher than the second quarter of 2013, with EBITDA margin of 12.7 percent up over 400 bases points from prior year.
Positive results in Bonnell were really across the board with improved manufacturing efficiencies, higher sales volume, and favorable product mix with strength in anodized, painted, and fabricated finished products. Although our core market of nonresidential building and construction had modest growth of about 2 percent for the quarter, our volume in this market grew at about 4 percent, driven by success in initiatives to improve share in this market. Automotive volumes increased with the

08/08/14 - 8:30 a.m. ET - 7

incremental business from the new press, and volumes in other key markets, such as consumer durables and machinery and equipment were up for the quarter.
Bonnell's automotive press continues to exceed expectations in productivity and quality, and we look forward to ramping up volume during the second half of the year. Looking ahead, there is some pressure on industry growth projections in the nonresidential building and construction market, our largest market. Through June of this year, our volume, driven by industry growth, has fallen short of industry projections of 4 percent growth for 2014. We're just not seeing that yet.
Now, let's take a quick look at other financial highlights as of June 30th. Cash from operations of $16.8 million is net of the 10 million dollar litigation settlement payment to 3M.
Our balance sheet remains strong, with total debt-to-adjusted EBITDA of roughly 1.4 times. Our return on invested capital at June 30th is 8.4 percent. Our expectation of 2014 performance remains in the eight to nine percent range.
You can see capital spending is $23 million year to date. Our outlook for the year is $54 million, down $6 million from our projection at the May shareholder meeting. And as Nancy mentioned, this year we will complete most of the capacity expansion projects underway in Film Products that are critical to our growth strategy in emerging markets.
And the new press at Bonnell supporting the automotive industry is ramping up. Turning to dividends, our dividend payments of $5.2 million through June reflect our recent dividend increase of two cents per share. This was our fourth increase to our

08/08/14 - 8:30 a.m. ET - 8

quarterly dividend in the last four years. Over that time, we have more than doubled our quarterly dividend from four cents to nine cents per share.
In closing, I want to emphasize that we continue to build our capabilities as we address near-term challenges. Our liquidity and cash performance have allowed us to invest in growth and increase our dividends along the way. With that, I'll turn it back to Nancy.
Ms. Nancy Taylor: Thanks, Kevin.
Now that we've given you an update on how the year is proceeding, we would like to turn to our performance targets for 2014 and beyond. The 2014 volume target for Films was modest, due to the expected loss of certain North American baby diaper elastic laminate volume. As we previously outlined, Films 2014 volume target was linked to the timely ramp up of the new flexible packaging capacity in Brazil, and to a much lesser extent, incremental volume growth for our surface protection films. We expected a second quarter start up for our new flexible packaging line. The ramp up of this line is now expected for the fourth quarter of this year, as Kevin pointed out.
While we were disappointed in the project delay, I'd like to provide some context. This is an 80 million dollar project, by far the largest in Tredegar's history, and spanned two years. In terms of sheer size, we expanded the building focus by almost 30 percent to accommodate a line which is longer than a football field. And this new PET line will almost double the capacity of the Cabo, Brazil facility.
The delay in this project has created a sizeable volume miss for Films’ 2014 target. Contributing to a lesser degree are lower volume for surface protection. Both of these dynamics will impact third quarter volumes, as the inventory correction and surface

08/08/14 - 8:30 a.m. ET - 9

protection is expected to be spread over the entire year. Third quarter volume will be impacted further as we experience the elimination of all but de minimus volumes for certain North American baby care elastic laminate films. Due to the volume shortfalls, we are lowering Films’ 2014 volume target from 2 percent growth to a year-over-year volume decline of seven to 10 percent. Despite missing the short-term opportunity from getting the flexible packaging line up early in 2014, we are still confident that we will benefit from this incremental volume over the long term. This capacity is crucial to maintaining our industry leadership position in a key emerging market.
We expect films adjusted EBITDA margins to be in line with the target of 16 percent. Operating efficiencies in personal care and surface protection, along with mix enhancement in surface protection and effective cost management, should offset the impact of lower volumes and allow us to meet our target.
For Bonnell, our 2014 volume of nine percent took into account the industry expectation of 4 percent growth in nonresidential building and construction for the year. This is still our largest market, and we have not seen nearly that type of recovery this year. As Kevin said, zero growth in the first quarter and two percent growth in the second quarter. In addition, while we're encouraged by the interest in our new automotive press, a program delay for a key automotive customer has shifted the start up for that automotive program in the third to the fourth quarter of 2014. So we are lowering our 2014 volume target for Bonnell and expect volume to be in the range of six to eight percent higher than 2013. Thanks to Bonnell's strong operating margin performance this year, we consider our nine percent adjusted EBITDA margin target to be solid.

08/08/14 - 8:30 a.m. ET - 10

As for Tredegar's return on invested capital performance, we are holding to our 2014 target range of eight to nine percent. Most of the significant capacity expansion projects that we have undertaken in the last two years are winding down, and the production on that new capacity will be ramping up during the fourth quarter and into 2015.
Looking forward to 2016, we continue to expect to achieve a compounded annual volume growth rate of approximately five percent for Film Products, and about six percent for Bonnell, with adjusted EBITDA margins of 18 percent for Film Products and 10 percent for Bonnell. We expect total company return on invested capital of around 11 percent, and would expect to continue to improve on these financial metrics beyond 2016.
While disappointing, we are facing our short-term challenges head on, and remain confident in and committed to our longer-term growth strategy. We are putting the capabilities and capacity in place to deliver on that strategy. Our cash flow remains strong, and our track record on dividend increases demonstrates our commitment to return capital to shareholders. We are building a stronger Tredegar. With that, we'll open it up for questions. Operator, may I have the first question?
Operator: Thank you. Our first question comes from Drake Johnson with Davenport. Please proceed with your question.
Mr. Drake Johnson: Good morning. I realize you did provide EBITDA targets for both divisions, but in your income statement are you expecting cost goods sold, selling, R&D and general expenses to remain similar to the percent of revenue over the next couple quarters? Or do you expect some improvement there?

08/08/14 - 8:30 a.m. ET - 11

Mr. Kevin O’Leary: I think that certainly for us to have lower volume and maintain our margins, we're looking at cost containment across the board. But, we're still spending the right resources on R&D to support the products going forwards. So, we're taking a hard look at it, but we're not--it would probably be a bit lower, but we're very focused on spending the money where we need to to ensure our growth and new products.
Mr. Drake Johnson: So, are you suggesting that as a percent of revenue may be lower, or on an absolute level, (I mean) if you look at the actual figures for the second quarter--would you expect the actual spending to remain similar in future quarters?
Mr. Kevin O’Leary: Not really. We're really not ready to go there, Drake. Bottom line, we're looking at the costs and we're going to spend what's necessary to meet our new product introductions going forward. We expect it to be a bit lower.
Mr. Drake Johnson: Okay. Also I didn't quite catch the Bonnell product and automotive press -- could you refresh what was said there in terms of--was there an automotive customer that got delayed there? What's going on there?
Ms. Nancy Taylor: Yes, you know, we have specific customer commitments there, and one of the programs has been delayed by the customer. And so, as I said, instead of that volume starting to ramp up in the third quarter, that now has been pushed into the fourth quarter.
Mr. Drake Johnson: Okay, great. Thank you.
Operator: Our next question comes from Justin Bergner with Gabelli. Please proceed.
Mr. Justin Bergner: Good morning, Nancy. Good morning, Kevin.

08/08/14 - 8:30 a.m. ET - 12

Ms. Nancy Taylor: Hey, Justin.
Mr. Kevin O’Leary: Hey, Justin.
Mr. Justin Bergner: My first question relates to the aspect of your Film Products business. It relates to increased competition in, I guess, what you describe as lower end surface protection. Would you be able to just qualitatively and quantitatively, describe the impact of that in a bit more detail?
Mr. Kevin O’Leary: Well, I think we're not going to quantitatively go there. I think you can imagine that. But we have some lower tier products that we had some competitive pricing pressure. It's not a significant thing, it's minor, but it would be inappropriate not to mention it. But we have -- it's happened in some lower tier products. We're okay with it. We don't want to lose any business, but I wouldn't characterize it as meaningful as it relates to the message we're trying to put out today.
Mr. Justin Bergner: Okay, understood.
Ms. Nancy Taylor: I think the important thing is that when you look at it, there's actually been a favorable mix there. And so, again, with the higher volume Pearl product, we've been really happy with that roll-out.
Mr. Justin Bergner: --On balance--?
Ms. Nancy Taylor: --Yes. So, you know, it's always a balance act, and, as we said before, we always take every loss of business hard, and are always looking to see how we can either reverse that or offset it.
Mr. Justin Bergner: Okay.
My second question relates to the 16 percent EBITDA margin in Film Products, which has been maintained. If you could just help us understand a bit more how you

08/08/14 - 8:30 a.m. ET - 13

maintain that margin against lower volumes and inefficiencies in Brazil, that would be helpful.
Mr. Kevin O’Leary: Well, a couple of things - as I mentioned, we are looking at our overhead and we're watching that closely, and we're containing costs. We also, with the settlement of 3M, we won't have litigation costs, in that we've made that settlement.
So there are a couple of things in GS&A that are important. There's also--as Nancy mentioned--favorable mix in a couple of areas, so, with favorable mix, some real cost containment on the things that we can control and not affect our long-term plans, we're doing that.
Ms. Nancy Taylor: And we've had good operational efficiencies in other locations beyond our Cabo, Brazil facility. So, that also has been a very positive contributor to offset the volume.
Mr. Justin Bergner: Good. That's great. And then you said that--I just want to make sure that I heard you correctly--you said earlier in the call that there was a 15.9 percent EBITDA margin the first half in Film Products?
Mr. Kevin O’Leary: Actually, for the second quarter.
Mr. Justin Bergner: Second quarter, okay. And then, finally, I wanted to ask about the 2016 performance targets. I just wanted to verify that there's been no component of those targets that's being changed, relative to the outlook earlier in the year.
Ms. Nancy Taylor: Nope. We're holding. We feel good about those targets still.
Mr. Kevin O’Leary: The biggest thing we're seeing is some timing with 2014. It doesn't affect our view of ‘16.
Mr. Justin Bergner: Great. Thanks so much.

08/08/14 - 8:30 a.m. ET - 14

Ms. Nancy Taylor: Thanks, Justin.
Mr. Kevin O’Leary: Thank you.
Ms. Nancy Taylor: All right. Well, thank you so much for listening in today, and we appreciate the questions. Thank you.
Operator: Thank you, ladies and gentlemen. This concludes today's conference. You may disconnect your lines at this time. Thank you all for your participation.

08/08/14 - 8:30 a.m. ET - 15